                                                  Filed Pursuant to Rule 424(B)3
                                                         File Number: 333-121605

SUPPLEMENT
 (TO PROSPECTUS SUPPLEMENT DATED JUNE 24, 2005
 TO PROSPECTUS DATED JANUARY 19, 2005)

                           $444,740,100 (APPROXIMATE)

                     MERRILL LYNCH MORTGAGE INVESTORS TRUST

                   MORTGAGE LOAN ASSET--BACKED CERTIFICATES,

                                SERIES 2005-SL2

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                   DEPOSITOR

Notwithstanding anything to the contrary in the attached Prospectus Supplement, dated June 24, 2005 (the "Prospectus Supplement"), the Pass-Through Margins with respect to the Class M-1 Certificates and the Hypothetical Available Funds Cap Table in effect are hereby modified as follows:

       (i) On page S-3 of the Prospectus Supplement, in the Pass-Through Rate shown for the Class M-1 Certificates, replace "0.5000%" with "0.6000%."

       (ii) In the Glossary of Defined Terms in the Prospectus Supplement, in the definition of "Pass-Through Margin," on page S-99 of the Prospectus Supplement, replace 0.5000% with 0.6000% and on page S-100 of the Prospectus Supplement, replace 0.7500% with 0.9000%.

      (iii) On page S-77 of the Prospectus Supplement, in the Hypothetical Available Funds Cap Table, replace the Available Funds Cap percentages for the Distribution Dates from 11/25/2005 to 6/25/2006 with the following:

                                    AVAILABLE FUNDS CAP (%)   AVAILABLE FUNDS CAP (%)
                                           (1)(2)(3)                 (1)(2)(4)
                 DISTRIBUTION DATE        ACTUAL/360                  30/360
                 -----------------  -----------------------   -----------------------
                    11/25/2005               9.795                    10.121
                    12/25/2005              10.190                    10.190
                     1/25/2006               9.932                    10.263
                     2/25/2006              10.005                    10.339
                     3/25/2006              11.162                    10.418
                     4/25/2006              10.165                    10.503
                     5/25/2006              10.590                    10.590
                     6/25/2006              10.338                    10.683

All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                             ----------------------

                 The date of this Supplement is June 28, 2005.